FOR IMMEDIATE RELEASE
                                                               October 22, 1999


                           FOURTEEN HILL CAPITAL, L.P.
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           ANNOUNCES NAME CHANGE TO POINT WEST VENTURES AND ANNOUNCES
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                            THIRD QUARTER FINANCINGS
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SAN  FRANCISCO-(October  22, 1999) Fourteen Hill Capital, L.P., a majority owned affiliate of Point West Capital  Corporation  (which  trades on NASDAQ under the symbol  PWCC)  today  announced  that it has  changed  its  name to  Point  West

Ventures, L.P.

         "The name change to Point West  Ventures  will solidify the branding of

Point West and will, perhaps,  help the market focus on our financing activities for  Internet-related  companies,  which is an  important  component of our core strategy," said Brad Rotter, Chairman.

         Additionally,  Point  West  Ventures  announced  that it closed six new financings during the third quarter of 1999:

         1.  A   $200,000   convertible   note  from   TixToGo,   Inc.   TixToGo

(www.tixtogo.com) is the "Marketplace for Activities" bringing together activity organizers  and  participants.  TixToGo  offers a Web based  service for secure,

cost-efficient   transactions   including   registrations,   ticket   purchases,

donations, membership sign-ups and RSVP's. It works equally well for businesses,

associations,  and  individuals,  and  is  ideal  for  fund-raisers,   meetings,

seminars,  concerts,  trade shows,  festivals,  and corporate events.  TixToGo's service allows  organizers to bring

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the  convenience  of  online   registration  and  electronic  payment  to  their

constituents in a matter of minutes.

         2. $500,000 of convertible  preferred  stock of Nomadix,  Inc.  Nomadix

(www.nomadix.com) manufactures network gateways that enable service providers to deliver high-speed Internet access to the modern  technology-based road warrior.

Nomadix's chairman is Dr. Leonard  Kleinrock,  who is considered a father of the

Internet,  and whose  computer  at UCLA became the first node ever to connect to the Internet in September 1969.

         3.  A   $1,000,000   convertible   note  from   Enikia,   LLC.   Enikia

(www.enikia.com)  designs,  develops, and markets home networking  technologies.

Offering  powerline-based  home networking  with 10 Mbps Ethernet speed,  Enikia enables the sharing of resources across multiple computers and peripherals,  and facilitates  the  introduction of novel digital  applications  that advance home automation. Enikia's technology gives consumers a home network that is both fast enough to match the speed of broadband Internet  connectivity,  and is available at any power plug in the home.

         4. $300,000 of convertible preferred stock of ON-SITE Dental Care, Inc.

ON-SITE  (www.onsite-dental.com)  is a mobile dental service provider delivering the highest  quality,  fee for service  dental care to  Corporate  America.  The

Company has  developed  the  industry's  first  state-of-the-art,  mobile dental facility designed  specifically to bring the dental office to the

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patient. This innovative approach represents a paradigm shift in the delivery of dental care.

         5.  $500,000  of  convertible  preferred  stock  of  NetProspect,  Inc.

NetProspect's  mission is to be the trusted Internet leader in helping consumers realize the value of their  actions,  profiles,  experiences  and  relationships

through  an  innovative,   context  sensitive  and   consumer-friendly   desktop

application.

         6. $500,000 of units from  Netgateway,  Inc.,  in a private  placement.

Each unit consists of a promissory  note and shares of common stock.  Netgateway

(www.netgateway.net)  provides turn-key electronic commerce services designed to enable clients to extend their business to the Internet.  Its Internet  Commerce

Center  provides  its clients  with a variety of  features,  ranging from simple

Internet  storefronts  to complex  systems  designed  to enable  them to conduct business-to-business  electronic  commerce by means of the Internet.  Netgateway trades on the OTC bulletin board under the symbol NGWY. In June 1999  Netgateway filed a  registration  statement  with  the SEC for a  public  offering  and has applied for a NASDAQ listing.

         Also,  in  connection   with  a  $250,000  loan   previously   made  to

Homeseekers.com,  Inc. (HMSK),  Point West Ventures received from HMSK a warrant to purchase 50,000 shares of common stock of HMSK at $2 15/32 per share.

         Point West Ventures is a Small Business  Investment Company licensed by the Small Business Administration. Point West

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Ventures  provides  capital  to small  businesses  (generally  businesses  whose tangible  net worth does not exceed $18  million  and whose  average  net income during  the  preceding  two  years  did not  exceed $6  million)  whose  primary businesses are located in the United States.

         Additional  information  about Point West  Ventures is available on the company's Web site, www.pointwestventures.com, or by calling 415-394-9467
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(KEYWORD  CALIFORNIA  AND INDUSTRY  KEYWORD:  Venture  Capital,  Internet,
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E-commerce.)
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CONTACTS:         POINT WEST VENTURES, SAN FRANCISCO.
                  CHRIS RODSKOG, 415/394-9467
                  cpr@pointwestcapital.com